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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

EXHIBIT 12.1
ECHOSTAR DBS CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                         ------------------------------------------------------------------------
                                            2000             2001           2002           2003           2004
                                         -----------       --------       ---------      ---------      ---------
Income (loss) before taxes.............  $  (607,540)      $ 32,497       $ 127,832      $ 333,114      $ 310,478
Interest expense (net of amounts
   capitalized)........................      193,685        192,900         338,883        407,030        433,364
Amortization of capitalized interest
   (estimate)..........................       10,708         10,708          12,395         14,455         11,052
Interest component of rent expense
    (2)................................          253            700             904          1,515          2,105
                                         -----------       --------       ---------      ---------      ---------
   Earnings before fixed charges.......  $  (402,894)      $236,805       $ 480,014      $ 756,114      $ 756,999
                                         ===========       ========       =========      =========      =========
Interest expense (net of amounts
   capitalized)........................  $   193,685       $192,900       $ 338,883      $ 407,030      $ 433,364
Capitalized interest...................            -              -          23,876          8,428              -
Interest component of rent expense
    (2)................................          253            700             904          1,515          2,105
                                         -----------       --------       ---------      ---------      ---------
   Total fixed charges.................  $   193,938       $193,600       $ 363,663      $ 416,973      $ 435,469
                                         ===========       ========       =========      =========      =========
Ratio of earnings to fixed charges.....            -           1.22            1.32           1.81           1.74
                                         ===========       ========       =========      =========      =========
Deficiency of available earnings to
   fixed charges.......................  $  (596,832)      $      -       $       -      $       -      $       -
                                         ===========       ========       =========      =========      =========

(1) The interest component of rent expense has been estimated by taking the difference between our gross rent expense and the net present value of our rent expense using the weighted average cost of debt for our senior notes during each respective period. The rates applied are approximately 9% for the years ended December 31, 2000, 2001, and 2003; 10% for the year ended December 31, 2002, and 7% for the year ended December 31, 2004.

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